EXHIBIT 11

                     LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
                  COMPUTATION OF INCOME (LOSS) PER COMMON SHARE
                                   (Unaudited)
                  (Amounts in Thousands, Except Per Share Data)


                                                  Three Months    Nine Months
                                                 Ended Sept. 30, Ended Sept.30,
                                                  1996   1995     1996    1995

PRIMARY

Earnings:
 Net income. . . . . . . . . . . . . . . . . . .  $1,209 $ 1,595 $ 3,919 $ 7,557
 Less preferred dividends. . . . . . . . . . . .   1,006     696   2,744   2,271
 Less accretion in redemption value of
  LIVE Series B Cumulative Convertible
  Preferred Stock. . . . . . . . . . . . . . . .      --   1,259      --   4,089
  Net income (loss) attributable to common stock.  $  203 $  (360)$ 1,175 $1,197
Shares:
 Weighted average number of common
   shares outstanding. . . . . . . . . . . . . .   2,448   2,418   2,439   2,419
 Net effect of dilutive stock options-
   based on the treasury stock method
   using average market price. . . . . . . . . .     122      24     159      16

 Total . . . . . . . . . . . . . . . . . . . . .   2,570   2,442   2,598   2,435

 Net income (loss) per common share. . . . . . . $  0.08 $ (0.15)$  0.45 $  0.49

FULLY DILUTED

Earnings:
 Net income. . . . . . . . . . . . . . . . . . . $    --  $   -- $ 3,919 $   --

Shares:
 Weighted average number of common
   shares outstanding. . . . . . . . . . . . . .      --      --   2,439     --
 Net effect of dilutive stock options -
   based on the treasury stock method
   using the period-end market price, if
   higher than average market price. . . . . . .      --      --     104     --
 Assuming conversion of Series B and Series C
   Preferred Stock . . . . . . . . . . . . . . .      --      --  10,939     --

 Total . . . . . . . . . . . . . . . . . . . . .      --      --  13,482     --

Net income per common share. . . . . . . . . . . $    -- $    -- $  0.29 $   --